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Exhibit 21

Subsidiaries of Registrant

Name of Subsidiary	Jurisdiction of Incorporation	Year Acquired or Formed	Percentage of Voting Securities Owned
ASI Data Services, Inc.	Maine	1993	100%
Northeast Bank (and its 100% owned subsidiaries: Northeast Bank Insurance Group, Inc.; 200 Elm Realty, LLC; 500 Pine Realty, LLC; 17 Dogwood Realty, LLC)	Maine	1987	100%

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  Exhibit 21
Subsidiaries of Registrant